N  E  W  S      R  E  L  E  A  S  E

Contact:   Robert C. Weiner
                 Vice President, Investor Relations
                  904-332-3287

PSS WORLD MEDICAL ANNOUNCES NEW THREE-YEAR
EXCLUSIVE AGREEMENT WITH ABBOTT LABRATORIES

Enhanced Product and Customer Support under New Agreement operations increased 38%

Jacksonville, Florida (August 28, 2003) – PSS World Medical, Inc. (NASDAQ/NM:PSSI) announced today that it has entered into a new three-year agreement to renew its long-standing relationship with Abbott Laboratories. The agreement enables PSS to continue to market, on an exclusive basis, Abbott’s diagnostic products and related supplies to the U.S. physician market. The new agreement also provides for enhanced product and customer support services for all U.S. physician customers. Additionally, PSS has the opportunity to market forthcoming new products introduced by Abbott. PSS currently generates approximately $90 million of revenues from the sale of Abbott products.

        John F. Sasen, Chief Marketing Officer, commented, “Abbott’s products are very well regarded in the physician market, and we are excited to partner with Abbott to deliver enhanced services to our customers. We will continue to leverage PSS’ market leadership position in diagnostic sales and services through the marketing and sale of Abbott’s quality products, and we look forward to offering our customers new products developed by Abbott in this important product category.”

        PSS World Medical, Inc. is a specialty marketer and distributor of medical products to physicians, elder care providers and other alternate-site healthcare providers through its two business units. Since its inception in 1983, PSS has become a leader in the market segments that it serves with a focused market approach to customer services, a consultative sales force, strategic acquisitions, strong arrangements with product manufacturers and a unique culture of performance.

        Abbott Laboratories is a global, broad-based health care company devoted to the discovery, development, manufacture and marketing of pharmaceuticals, nutritionals, and medical products, including devices and diagnostics. The company employs approximately 70,000 people and markets its products in more than 130 countries.

        All statements in this release that are not historical facts, including, but not limited to, statements regarding anticipated growth in revenue, or rates of growth, or growth goals, gross margins and earnings, statements regarding the Company’s current business strategy, the Company’s projected sources and uses of cash, and the Company’s plans for future development and operations, are based upon current expectations. These statements are forward looking in nature and involve a number of risks and uncertainties. Actual results may differ materially. Among the factors that could cause results to differ materially are the following: the availability of sufficient capital to finance the Company’s business plans on terms satisfactory to the Company; competitive factors; the ability of the Company to adequately defend or reach a settlement of outstanding litigations; changes in labor, equipment and capital costs; changes in regulations affecting the Company’s business, such as the Medicare cliff; future acquisitions or strategic partnerships; general business and economic conditions; and other factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission. Many of these factors are outside the control of the Company. The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company also wishes to caution readers that it undertakes no duty or is under no obligation to update or revise any forward-looking statements.

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